Exhibit 10.4
RETIREMENT AND TRANSITION AGREEMENT
          This Retirement and Transition Agreement (“Agreement”) is entered into by and between Commercial Metals Company a Delaware corporation with principal offices at 6565 N. MacArthur Blvd, Irving, Texas 75039 (the “Company”) and William B. Larson (“Executive”).
          WHEREAS, the Company has employed Executive for several years, most recently as SVP and Chief Financial Officer, and Executive has faithfully performed his responsibilities as an executive of the Company; and
          WHEREAS, Executive has decided to resign his position as SVP and Chief Financial Officer effective June 1, 2011 and retire from employment with the Company effective December 31, 2011; and
          WHEREAS, the parties now desire to enter into this Agreement to set forth the terms and conditions relating to the resignation by Executive of his employment;
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties agree as follows:
1. Executive has informed the Company of his intent to resign his position as SVP and Chief Financial Officer and all other officer and director positions effective as of June 1, 2011 (“Transition Date”), and to assume the title as of June 1, 2011 of CFO Emeritus, and to further resign as an employee effective at the close of business on December 31, 2011, or such earlier date as the Executive and Company may mutually agree upon (the earlier of which shall be the “Effective Date”), and the Company hereby agrees to accept all such resignations as of the dates listed herein. The Company shall continue to employ Executive until the Effective Date. All salary, benefits, car allowance, terms and conditions of Executive’s employment will remain unchanged until the Effective Date. Executive agrees that his services through the Effective Date will be subject to the same standards of conduct and performance applicable to all officers and managers of the Company.
2. In consideration for Executive’s agreement to remain available to the Company for assistance in preparing the quarterly and annual financial statements for the current fiscal year, and other assistance as may be requested until the Effective Date, and for Executive’s release and waiver of claims, the Company shall pay Executive the gross amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000). This lump sum consideration will be paid on or before December 31, 2011. The lump sum payment will be reduced by payroll tax withholding required by federal law.
3. As additional consideration, except as otherwise provided below, on the Effective Date the Executive shall receive the following:
     (a) On or before the first regular payday following the Effective Date, the Company will pay Executive for 20 days of accrued, unused vacation pay;

     (b) Payment of the annual bonus for the current fiscal year, calculated in accordance with the current bonus plan criteria, including the pre-established formula and the potential exercise of discretion by the compensation committee;
     (c) Health benefits and other perquisites the same as Executive presently receives through Effective Date plus Company-paid COBRA coverage from the Effective Date and continuing for eighteen (18) months. For one year following the end date of COBRA coverage, the Company shall provide reimbursement of premiums for plan coverage similar to that provided by the Company up to $2,500 per month or, if unable to obtain coverage under an insured plan, then reimbursement of actual claims. In no event shall such reimbursements exceed $30,000, subject to a gross-up at Executive’s then-current tax rate, the actual cost of such expenses;
     (d) Notwithstanding the provision in Section 4 of Executive’s Award Agreement, dated May 19, 2009, mandating forfeiture of unvested units as of Executive’s termination, in the event the Company achieves all vesting criteria and the stock awards vest en mass, the Company will pay Executive the equivalent value of 25,000 shares, based on the closing price on the vesting date, which sum shall be payable to Executive no more than 60 days after the vesting date;
     (e) Accelerated vesting of all 30,000 PSUs granted on June 3, 2010. The Company agrees to vest these units on or before the Effective Date. Further, if needed to avoid adverse consequences to Executive pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Executive agrees that Company shall deposit such shares into Executive’s CUSIP at the transfer agent with a legend restricting resale of such shares for the period of time needed to comply with Section 409A;
     (f) Accelerated vesting of all 40,000 time-vested units granted on June 3, 2010. The Company agrees to vest these units on or before the Effective Date. Further, if needed to avoid adverse consequences to Executive pursuant to Section 409A, Executive agrees that Company shall deposit such shares into Executive’s CUSIP at the transfer agent with a legend restricting resale of such shares for the period of time needed to comply with Section 409A;
     (g) Prorated vesting through December 31, 2011 of 15,780 time-vested units granted on January 18, 2011. The Company agrees to vest these units on or before the Effective Date. Further, if needed to avoid adverse consequences to Executive pursuant to Section 409A, Executive agrees that Company shall deposit such shares into Executive’s CUSIP at the transfer agent with a legend restricting resale of such shares for the period of time needed to comply with Section 409A;
     (h) Notwithstanding the provision of Executive’s Award Agreement, dated January 18, 2011, mandating forfeiture of unvested units as of Executive’s termination, in the event that the Company achieves all of vesting criteria and the stock awards vest en mass, the Company will pay Executive the equivalent value of the prorated portion of the 23,670 PSUs , as per the calculation listed in the award agreement, (to be determined as if Executive had remained employed with the Company through December 31, 2011). The Company agrees to use the closing stock price on the vesting date to value the prorated award and to issue any amounts payable no later than sixty (60) days following the vesting date;
     (i) A lump sum severance payment of $840,000, representing current base salary multiplied by 2, payable on the Effective Date;
     (j) In the event Executive departs with the consent of the Company, is relieved of his transition obligations by the Company, is discharged without cause by the Company or asked to resign by the Company before December 31, 2011, Executive will be paid the cash equivalent for contributions and accruals for 2011 for Executive under the Company 401(k) Plan, Benefits Restoration Plan, the Long Term Incentive Plan (LTIP) and any other plans or programs in which Executive participates as of the date of this Agreement as if Executive were employed on December 31, 2011;
     (k) Payment of all vested benefits, including benefits under the LTIP, Company 401(k) Plan, and Benefits Restoration Plan, provided such amounts shall be paid on the dates permitted or designated under each such plan; and
     (1) Any additional LTIP payments for which Executive is eligible will be prorated through his Effective Date, in the standard practice for retirement from the Company.
4. To the extent any benefits provided by the Company under Paragraph 3 are taxable to the Executive, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be provided as separate monthly in-kind payments of those benefits. To the extent any such benefits are subject to and not otherwise exempt from Section 409A, the provision of such in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in another calendar year, and the rights to such in-kind benefits shall not be subject to liquidation or exchange for another benefit. With respect to reimbursement of expenses, the amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. The Company shall make all reimbursements and payments no later than the last day of the calendar year following the calendar year in which the expenses were incurred, and the Company’s gross-up of any taxes shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes to the Internal Revenue Service.
5. Executive agrees that he is retiring and resigning from the Company of his own free will, and that the terms of his various restrictive covenants, as set forth in Paragraph 5 below, as well as those contained Paragraph 9 of his Terms and Conditions of Stock Award, Employment and Separation (the “Employment Agreement”) dated June 1, 2010, are valid and enforceable. The Company shall have the right to discontinue all amounts payable under this Agreement and to obtain injunctive relief should Executive breach any of the restrictive covenants referenced in Paragraph 5 herein or Paragraph 9 of the Employment Agreement. Notwithstanding the foregoing, the Company and Executive agree that Executive may, with the prior approval of the Board of Directors, accept and begin new employment and/or service on boards of directors between the Transition Date and the Effective Date, provided Executive complies with his obligations under this Agreement and such employment and/or service does not violate the provisions of Paragraph 9 of the Employment Agreement. The Parties further agree that in the event (i) Executive commences new employment prior to December 31, 2011, if such employment follows his departure with the consent of the Board, (ii) Executive is relieved of his transition obligations by the Company, or (iii) Executive’s employment is terminated without cause by the Company or as a result of a request for his resignation, then December 31, 2011 will be the service date for calculations contained in Section 3 of this Agreement.
6. In consideration of the mutual promises and covenants contained in this Agreement and after adequate opportunity to consult with legal counsel:
     (a) Except as provided for in subpart (e) below or as otherwise prohibited by law, Executive for himself and each of his respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors, and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents (collectively the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon, or concerning Executive’s employment with the Company or his retirement from the Company. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA’’), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Delaware or Texas; and
     (b) Executive agrees never to file a lawsuit or adversarial proceeding of any kind with any court or arbitrator against the Company or any Released Parties, asserting any claims that are released in this Agreement. Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitrator against the Company, or any other person or entity released under Paragraph 5(a) above, asserting any claims whatsoever. Executive understands and acknowledges that, in the event he files an administrative charge or commences any proceeding in violation of this Agreement, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding; and
     (c) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action; and
     (d) If Executive should breach any of his obligations under this Agreement, the Company shall have no further obligation to make the unvested payments described in this Agreement; and
     (e) Nothing in this Agreement shall affect or apply to Executive’s rights and benefits in and to:
          (i) the following stock option grants to Executive: July 2005- 24,400 ($12.31 strike price); May 2006- 15,500 ($24.57 strike price); June 2007-36,710 ($34.28 strike price); and May 2008-27,000 ($35.38 strike price); and
          (ii) indemnification, advancement of costs and expenses including attorneys fees or other expense reimbursement to which Executive is or may otherwise be entitled as a result of his employment by the Company, service as an officer of the Company or as an officer or director of any affiliate of the Company, all of which benefits shall survive Executive’s separation from employment ·including, but not limited to, any and all rights and benefits to which Executive is entitled under applicable law, the Company’s or as applicable, any affiliate’s Charter or Certificate of Incorporation as amended, By-Laws, and any applicable director and officer or similar insurance coverage; and
          (iii) the Commercial Metals Company’s Profit Sharing and 401(k) Plan, the Commercial Metals Companies 2005 Benefit Restoration Plan and the Commercial Metals Companies Benefit Restoration Plan established September 1, 1995. Executive will retain all rights and benefits in accordance with applicable plan documents. Executive understands and acknowledges that, consistent with the terms of the Plans referenced above, he will be eligible for and entitled to all future payments or distributions to which Executive is or may be entitled to receive as a result of his participation in these plans for plan years or performance periods ending after the Effective Date. Executive’s active participation in all such plans and programs will cease on the Effective Date, however, consistent with the terms of the Plans referenced above all benefits or compensation under such plans and programs that Executive has earned or in the future may be credited to Executive’s account or to which Executive will become entitled to receive under such plans and programs by virtue of his service through the Effective Date will be payable pursuant to the terms of such plans; and
          (iv) payment of accrued, unpaid salary and reimbursement of eligible business expenses through the Effective Date; and
          (v) enforce this Agreement.

7. Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider its terms and conditions. If Executive does not sign and return this Agreement within twenty-one (21) days, the Company’s offer to enter into this Agreement shall be withdrawn and the Agreement shall be null and void. This Agreement shall not become effective until the eighth (8th) day following Executive’s signing of the Agreement. Executive may revoke this Agreement by delivering written notice of revocation before the end of the seventh (7th) day following his signing of this Agreement (the “Revocation Period”) to: Mr. James Alleman, Senior Vice President of Human Resources. Upon expiration of the seven (7) day period Executive’s resignation shall be irrevocable. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day thereafter. In the event that Executive revokes this Agreement prior to the eighth (8th) day after signing it, this Agreement and the promises contained herein (including, but not limited to the obligation of the Company to provide the payments, benefits and other things of value set forth in this Agreement ) shall automatically be null and void.
8. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
9. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.
10. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.
11. This Agreement may be executed in counterparts, each of which shall be deemed an original.
12. This Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.
13. The Company represents that it has the authority to enter into this Agreement and has obtained all necessary corporate approvals necessary to do so. Executive represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choosing throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with his independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had reasonable opportunity to have the provisions of the Agreement explained to him. by his own counsel; that he fully understands the terms and significance of all provisions of this Agreement; that he voluntarily assents to all the terms and conditions contained in this Agreement; and that he is signing the Agreement of his own force and will, without any coercion or duress.
14. With the exception of the continuing enforceability of restrictive covenants in the Employment Agreement and except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s resignation from the Company and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company, whether written or oral, or any of its predecessors or affiliates. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s resignation from the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.
15. Executive agrees that, as a condition to receipt of the consideration described in Paragraph 2 and 3 above, he will sign an affirmation of the waiver and release contained in this Agreement on December 31, 2011. The form of affirmation to be signed by Executive is attached as Attachment A hereto.
16. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without giving effect to any choice of law principles and venue over any claim relating to this Agreement shall rest exclusively in Dallas County, Texas.
WHEREFORE, the parties, by their signatures below, evidence their agreement to the provisions stated above:

COMMERCIAL METALS COMPANY

	By:	Murray R. McClean

Dated: 5/6/11	Signature:	/s/ Murray R. McClean Chief Executive Officer, and Chairman of the Board

I, WILLIAM B. LARSON, HAVE READ AND UNDERSTOOD THIS AGREEMENT AND AM IN AGREEMENT WITH ITS TERMS.

Dated: 5/6/11	Signature:	/s/ William B. Larson Executive

ATTACHMENT A
AFFIRMATION
     By my signature below, I hereby re-execute and affirm the Retirement and Transition Agreement, originally signed by me on      , 2011, including but not limited to the release and waiver of claims to the extent set forth in the Agreement.
     Signed this                      day of                     , 2011.

William B. Larson